Moody National REIT I, Inc. 8-K

Exhibit 99.1

PRESS RELEASE

Contact:

Investor Relations

Phone: (713) 977-7500

Moody National REIT I, Inc. and Moody National REIT II, Inc.

Announce Proposed Merger

(Houston, TX, September 27, 2016) – Moody National REIT I, Inc. (“REIT I”) and Moody National REIT II, Inc. (“REIT II”) today jointly announced that, after reviewing strategic alternatives, the special committee of the board of directors of REIT I (the “REIT I Special Committee”) has accepted a non-binding Letter of Intent (“LOI”) from REIT II regarding the acquisition of REIT I by REIT II. The parties are commencing to finalize a definitive merger agreement. If necessary approvals are received, the proposed acquisition will take the form of a merger, with gross merger consideration of $11.00 per share of common stock of REIT I before the payment of disposition fees and profit sharing amounts payable to REIT I’s sponsor, financial advisory and legal fees payable by REIT I, and other transaction and closing costs incurred by REIT I; provided, that in no event will the net merger consideration payable to the holders of common stock of REIT I be less than $10.25 per share. Further, the LOI provides that REIT I stockholders will have the option to receive shares of REIT II common stock or cash; provided, that no more than approximately 50% of the aggregate net merger consideration may be paid in cash. The LOI also provides that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. To assist in its review, the REIT I Special Committee was represented by counsel and financial advisors, Vinson & Elkins L.L.P., and FBR Capital Markets & Co, respectively, and the special committee of the board of directors of REIT II was represented by counsel and financial advisors, Venable LLP, and Houlihan Lokey Capital, Inc., respectively.

The proposed merger is subject to substantial conditions to consummation, including the entry by REIT I and REIT II into a definitive merger agreement, and there can be no assurance that it will be consummated.

About Moody National REIT I, Inc. and Moody National REIT II, Inc.

Moody National REIT I, Inc. is a publicly registered, non-listed real estate investment trust (“REIT”) for federal income tax purposes that owns select-service hotels in major markets across the United States. Moody National REIT I, Inc. currently holds a portfolio of 14 assets comprised of 12 hotels and two notes receivable. The hotel portion of the REIT I portfolio consists of Marriott, Hilton and Hyatt select-service hotels located in major U.S. metropolitan markets.

Moody National REIT II, Inc. is a publicly registered, non-listed REIT that acquires select-service hotels in major markets across the United States.

Both REIT I and REIT II are sponsored by Moody National REIT Sponsor, LLC, an affiliate of the Moody National Companies, a full-service commercial real estate company that includes mortgage, development, management, realty, title and insurance divisions. Founded in 1996, Moody National Companies has managed over $2 billion in commercial real estate.

Additional Information About the Proposed Merger

If the parties enter into a definitive agreement related to the proposed merger, REIT II will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus and other related documents. The joint proxy statement/prospectus will contain important information about the proposed merger and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY REIT I AND REIT II WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REIT I, REIT II AND THE PROPOSED MERGER.

Investors and stockholders of REIT I and REIT II may obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by REIT I and REIT II with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by REIT I and REIT II with the SEC are also available free of charge on REIT I’s website at www.moodynationalreit.com/reiti/index.php and REIT II’s website at www.moodynationalreit.com/reitii/index.php.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants In Solicitation Relating To The Proposed Merger

If the parties enter into a definitive agreement related to the proposed merger, REIT I, REIT II and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from REIT I’s and REIT II’s stockholders in respect of the proposed merger. Information regarding REIT I’s directors and executive officers can be found in REIT I’s definitive proxy statement filed with the SEC on July 7, 2016 and REIT I’s most recent Annual Report filed on Form 10-K on March 30, 2016. Information regarding REIT II’s directors and executive officers can be found in REIT II’s most recent Annual Report filed on Form 10-K on March 30, 2016. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed merger if and when they become available. These documents are available free of charge on the SEC’s website and from REIT I or REIT II, as applicable, using the sources indicated above.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on REIT I’s and REIT II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. REIT I and REIT II can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, the risk that REIT I and REIT II will not enter into a definitive agreement with respect to the proposed merger and other factors, including those set forth in the Risk Factors section of REIT I’s and REIT II’s respective most recent Annual Reports on Form 10-K filed with the SEC and other reports filed by REIT I and REIT II with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Neither REIT I nor REIT II undertakes any obligation to update these statements for revisions or changes after the date of this press release, except as required by law.